EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

MAGNUM HUNTER RESOURCES
ANNOUNCES FINAL CLOSING
ON THE ACQUISITION OF
APPALACHIAN BASIN FOCUSED
TRIAD ENERGY

Houston – (Market Wire) – February 16, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”, the “Company”) announced today that the Company has closed on the previously announced acquisition of privately-held Triad Energy Corporation and affiliates (collectively “Triad”), an Appalachian Basin focused energy company.  The final closing announced today follows the January 28, 2010 announcement by Magnum Hunter that the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division had approved an order confirming Triad Energy Corp.’s Plan of Reorganization which ratified and approved Magnum Hunter’s Asset Purchase Agreement to acquire substantially all of the assets of Triad and certain of its affiliated entities which was originally executed on October 28, 2009.

The Triad assets acquired primarily consist of oil and gas property interests in approximately 2,000 operated wells and include over 88,000 net mineral acres located in the states of Kentucky, Ohio, and West Virginia, a natural gas pipeline (Eureka Hunter Pipeline), two salt water disposal facilities, three drilling rigs, workover rigs, and other oilfield equipment.

Magnum Hunter paid cash, issued restricted securities and refinanced Triad’s outstanding debt obligations in the aggregate of approximately $81 million. The $81 million total purchase price is broken out in components of (i) the repayment of $55 million of Triad senior debt via drawing under the Company’s existing $150 million revolving commercial bank commercial bank line of credit ($70 million borrowing base) and assuming approximately $3 million of equipment indebtedness , (ii) issuance to Triad’s senior lenders of $15 million in Series B Redeemable Convertible Preferred Stock with a 2.75% fixed coupon payable quarterly and (iii) paying approximately $8 million in cash.

About Triad Hunter, LLC and Affiliates

Triad Energy Corporation was a 23 year old Reno, Ohio headquartered oil and natural gas exploration and production company previously focused exclusively in the Appalachian Basin with operations in Ohio, West Virginia and Kentucky. As of June 30, 2009, supported by a reserve report prepared by an independent third party engineering firm, Triad Energy had total proved reserves of approximately 5.2 MMBoe (69% crude oil and 69% classified as proved developed producing). Triad had a present value on proved reserves discounted at 10% ($69.89 per Bbl and $3.835 per Mcf) as of June 30, 2009 of $74.1 million. Daily production from existing wells is approximately 1,000 Boe. The third party engineering report does not reflect any future potential that may exist from the drilling of horizontal wells in the Marcellus Shale formation on approximately 50,000 net mineral acres.

The Company’s wholly owned subsidiary, Triad Hunter LLC, presently controls approximately 88,417 net mineral acres located in Ohio, West Virginia and Kentucky, with approximately 75% of this acreage classified as held by production “HBP”.  Triad Hunter’s lease acreage position is concentrated and contiguous with the existing operations and production the Company acquired from Triad.  Proved reserves and upside production potential is reflected in Triad’s mature oil fields currently under primary and secondary development, conventional fields with additional development and behind pipe potential and horizontal drilling of Triad Hunter’s Marcellus Shale acreage position.

Other assets acquired in the closing include (i) oilfield service equipment (three air drilling rigs, pole units, frac tanks, trailers, gang trucks, vacuum trucks, etc.), (ii) two commercial salt water disposal facilities, and (iii) the control of over 182 miles of existing natural gas pipelines and pipeline right-of-ways (Eureka Hunter Pipeline). It is anticipated that the midstream assets can be utilized to solve a portion of the existing Appalachian Basin regional takeaway challenges and allow Magnum Hunter to significantly expand this natural gas transportation and processing business to third parties.

Management Comments

Mr. Gary C. Evans, Chairman and Chief Executive Officer of the Company, commented, “We are extremely pleased to announce final closing on the acquisition of the assets of Triad Energy and its related entities. Magnum Hunter has already begun the process of integrating Triad Hunter’s diverse group of assets and its employees into our existing base of operations. Along with the tremendous upside we see from an approximate 50,000 net mineral acreage position in the Marcellus Shale, we believe there exists additional upside potential for value enhancement within the existing Triad Hunter asset portfolio which also includes an evolving horizontal play in the Huron formation.  With establishment of this new core area of operations for the Company, Magnum Hunter now has one of the most cost effective ownership positions in the Appalachian Basin. We are planning on drilling a minimum of two Marcellus horizontal wells on our acquired acreage before mid-year adjacent to our existing pipeline.  We have recently begun the process of converting the newly acquired Eureka Hunter Pipeline located in Northern West Virginia from a low pressure gathering system with minimal throughput capacity, to one that can move up to 200 million cubic feet per day of new gas capacity.  The opportunity for booking incremental new proven reserves in this region is substantial for Magnum Hunter since no proved undeveloped reserves have previously been accounted for on our Marcellus Shale acreage lease position.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big four” emerging shale plays in the United States.

For more information, please view our website at www.magnumhunterresources.com

Forward-looking Statements

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its and Triad’s various properties, (2) the expected production and revenue from its and Triad’s various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its and Triad’s various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of  its and Triad’s various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its and Triad’s various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K, Form 10-K/A and Form10-K/A  for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009,  April 29, 2009 and September 11, 2009, respectively, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009 and June 30, 2009, filed on May 11, 2009, August 14, 2009 and November 16, 2009, respectively. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545